Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-210455) and Forms S-8 (Nos. 333-149244, 333-149245 and 333-168804) of Cardtronics plc of our report dated March 22, 2016 relating to the consolidated financial statements of DirectCash Payments Inc., which appears in this Current Report on Form 8-K/A dated February 10, 2017.

/s/ KPMG LLP
Calgary, Canada
February 10, 2017